PRESS RELEASE


Contact:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer & Treasurer
(785) 565-2000


FOR IMMEDIATE RELEASE
April 25, 2001


MNB Bancshares, Inc. Announces First Quarter
Earnings and
Declares 32nd Consecutive Cash Dividend


	(Manhattan, KS April 25, 2001) MNB Bancshares,
Inc. (Nasdaq: MNBB), a bank holding company based in Manhattan, Kansas, reported that net earnings for the first quarter of 2001 were $276,000, an increase of 25%, compared to net earnings of $221,000 for the first quarter of 2000, according to Patrick L. Alexander, President and Chief Executive Officer. The company also announced its Board of Directors declared a cash dividend of 6.25 cents per share to shareholders of record as of May 2, 2001, payable May 14, 2001. This marks the 32nd consecutive quarterly dividend the company has paid. Diluted earnings per share for the first quarter of 2001 were $.18 versus $.14 for the first quarter of 2000. Cash earnings per share (diluted) for the first quarter of 2001 were $.21 versus $.17 for the first quarter of 2000. Cash earnings exclude the after-tax effect of amortization of intangibles. The annualized return on average equity for the first quarter of 2001 was 7.56%. The annualized cash return on average equity for the first quarter of 2001 was 9.14%.

	Commenting on the earnings announcement,
Alexander stated that, "Our 2001 first quarter net earnings increased $55,000 from last year's comparable quarter. Additionally, first quarter net interest income was $78,000, or 7%, greater than last year's comparable quarter. The efforts of our lending staff and the relationships they have established have resulted in an increase of $8.6 million in net loans outstanding from the prior year. The increase in net interest income was generally attributable to loan growth, across both our commercial and retail loan portfolios.
These efforts are creating a more diversified loan portfolio and should continue to enhance our interest margins by countering interest margin pressures from our deposit base." Alexander further commented, "The continued growth in our loan portfolio, along with initiatives related to fee and service charge income which increased $53,000, allowed us to show a nice improvement in earnings over the first quarter of 2000."

	"Additionally," Alexander stated, "we are extremely excited about the April 19, 2001 announcement of our agreement to merge with Landmark Bancshares, Inc. The combination of Landmark and MNB will provide greater resources and products by combining the strengths and geographical diversification of both companies. We expect the increased asset size and resulting stockholders' equity to improve profitability and enhance stockholder value."

	Net interest income before provision for loan losses increased $78,000, or 7%, to $1.3 million for the quarter ended March 31, 2001 compared to the same period in 2000. Average loans for the first quarter of 2001 were $96.3 million compared to average loans of $88.6 million for the first quarter of 2000. Non-interest income was $327,000 for the quarter ended March 31, 2001 compared to $245,000 for the same period in 2000. Contributing to this increase was the increase in fee and service charge income of $53,000 mentioned above and an increase in gains on sale of loans of $34,000. Non-interest expense increased $87,000, or 8%, for the first quarter of 2001 compared to the same period in 2000 resulting from increased expenses for compensation and benefits, professional fees, amortization, and occupancy and equipment.

	MNB Bancshares, Inc. is the holding company for Security National Bank. Security National Bank has branches in Auburn, Manhattan (2), Osage City, Topeka and Wamego, Kansas. On April 19, 2001, MNB
Bancshares, Inc. and Landmark Bancshares, Inc. announced the signing of an agreement to merge. Landmark
Bancshares, Inc. (LARK) is the holding company for Landmark Federal Savings Bank. Landmark Federal
Savings Bank has branches in Dodge City (2), Garden City, Great Bend, Hoisington and La Crosse, Kansas and a loan production office in Overland Park, Kansas with total assets of $223 million at March 31, 2001.

	Financial highlights for MNB Bancshares, Inc. are attached.

	Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange Commission.

	MNB and Landmark will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE
URGE INVESTORS TO READ THE PROXY
STATEMENT AND ANY OTHER RELEVANT
DOCUMENTS FILED WITH THE SEC BECAUSE
THEY CONTAIN IMPORTANT INFORMATION.
Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by MNB will be available free of charge from its Corporate Secretary at 800 Poyntz
Avenue, Manhattan, Kansas 66052, telephone (785) 565-
2000. Documents filed with the SEC by Landmark will be available free of charge from the Corporate Secretary of Landmark at Central and Spruce Streets, PO Box 1437,
Dodge City, Kansas  67801-1437, telephone (620) 227-
8111.  INVESTORS SHOULD READ THE PROXY
STATEMENT CAREFULLY BEFORE MAKING A
DECISION CONCERNING THE MERGER.

	Landmark, MNB, and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the upcoming special meeting of stockholders. INFORMATION ABOUT LANDMARK'S
PARTICIPANTS MAY BE OBTAINED THROUGH THE
SEC'S WEBSITE FROM THE DEFINITIVE PROXY
MATERIALS FILED BY LANDMARK WITH THE SEC
ON DECEMBER 15, 2000.  INFORMATION ABOUT
MNB'S PARTICIPANTS MAY BE OBTAINED
THROUGH THE SEC'S WEBSITE FROM THE
DEFINITIVE PROXY MATERIALS FILED BY MNB
WITH THE SEC ON APRIL 19, 2001.

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